Exhibit 99.1

Company Contact:	Investor Relations Contact:
Mr. Richard F. Fitzgerald	Hayden IR
Chief Financial Officer	Brett Maas
TechPrecision Corporation	Phone: 1-646-536-7331
Tel: 1-484-693-1702	Email: brett@haydenir.com
Email: Fitzgeraldr@techprecision.com	Website: www.haydenir.com
Website: www.techprecision.com

FOR IMMEDIATE RELEASE

TechPrecision Corporation Reports Third Quarter Fiscal 2015 Financial Results

Center Valley, PA – February 17, 2015 – TechPrecision Corporation (OTCQB: TPCS) (“TechPrecision” or “the Company”), an industry leading global manufacturer of precision, large-scale fabricated and machined metal components and tested systems with customers in the naval/maritime, energy and precision industrial sectors, today reported financial results for the third quarter and first nine month period of fiscal year 2015, the periods ended December 31, 2014.

“Our sharp focus continues on top line growth with key customers, restructuring actions, and productivity initiatives, all of which are on track.  I continue to be impressed with our team of people and the amount of operational leverage and customer satisfaction they are obtaining. Their capabilities and hard work over the last six months have enabled us to achieve significant progress in our military and nuclear sectors, where quoting activity on opportunities that truly fit the Company is now on solid footing.  This will in turn clearly enrich our backlog and order flow,” stated Alexander Shen, TechPrecision President and Chief Executive Officer.

“Additionally, on December 22, 2014, TechPrecision achieved a key milestone in our turnaround process when we completed a $2.25 million refinancing and retired the remaining balance outstanding on the Company’s Series A Bonds with our legacy bank.  All of the Company’s debt obligations are now held by asset based lenders and are governed by credit agreements that support the Company’s ongoing efforts to execute a financial recovery,” said Mr. Shen.  “Going forward, we remain focused on growth, operational execution, and free cash flow.  We are pleased that the uncertainty associated with covenant defaults on our legacy credit facilities has been resolved.”

Third Quarter 2015 Results

For the three months ended December 31, 2014, sales decreased 32% or $1.7 million to $3.5 million from $5.2 million in the year-ago period and were $1.1 million or 23% lower compared sequentially to the quarter ended September 30, 2014. Gross margin was 10%, or $0.3 million gross profit, in the third fiscal quarter of 2015 compared to a gross margin of 14%, or $0.8 million gross profit, in the same period last year. This sequentially compares with a gross profit of $0.9 million and 19% gross margin for the quarter ended September 30, 2014. Gross margin in any reporting period is impacted by the mix of services we provide on projects completed within that period.  Selling, general and administrative expenses for the quarter ended December 31, 2014 were $0.7 million as compared to $1.4 million for the quarter ended December 31, 2013.  Sequentially, selling general and administrative costs were 42% or approximately $0.5 million lower than selling, general and administrative expense reported for the quarter ended September 30, 2014.

Net loss was ($0.9) million or ($0.04) per basic and fully diluted share for the quarter ended December 31, 2014 as compared to a net loss of ($0.8) million or ($0.04) per basic and fully diluted share for the quarter ended December 31, 2013 and compared sequentially to a net loss of ($0.6) million or ($0.03) per basic and fully diluted share for the quarter ended September 30, 2014.

Nine Months Year-to-Date Financial Results

For the nine months ended December 31, 2014, sales decreased $3.1 million or 18% to $14.3 million from $17.5 million for the same period last year.   Gross margin for the first nine months of fiscal 2015 was $1.4 million or 10% compared to gross margin of $1.9 million or 11% for the comparable nine month period last year.  Gross profit for the nine months ended December 31, 2014 was lower due to unfavorable overhead absorption caused by lower production volume at our US facility. Selling, general and administrative expenses for first nine months of fiscal 2015 decreased by $1.4 million or 31% to $3.2 million compared to $4.7 million for the comparable nine month period in fiscal 2014. Net loss was ($2.9) million or ($0.12) per share basic and fully diluted for the year-to-date period as compared to a net loss of ($3.0) million or ($0.15) per share basic and fully diluted share for the same nine month period last year.

The Company completed the third quarter of fiscal 2015 with a backlog of $13.1 million compared to an adjusted backlog of $17.4 million at March 31, 2014, after excluding $5.5 of purchase orders cancelled by a customer during fiscal 2015.  The Company’s backlog at December 31, 2013 was $22.1 million.

Balance Sheet

At December 31, 2014, TechPrecision had negative working capital of $1.3 million compared to negative working capital of $2.1 million, at March 31, 2014, an increase of $0.8 million. Cash used in operations was $1.3 million for the nine months ended December 31, 2014 as compared to cash provided by operations of $1.8 million for the nine months ended December 31, 2013. Cash provided by financing activities for the period ended December 31, 2014 was $1.5 million compared to cash used by financing activities of $1.1 million for the comparable nine month period last year.  As of December 31, 2014, the Company had $1.3 million in cash and cash equivalents, which is $0.2 million higher than the $1.1 million balance reported at March 31, 2014. Stockholders’ equity decreased 73% to $0.9 million compared to $3.5 million at March 31, 2014.

About TechPrecision Corporation

TechPrecision Corporation, through its wholly owned subsidiaries, Ranor, Inc., and Wuxi Critical Mechanical Components Co., Ltd., globally manufactures large-scale, metal fabricated and machined precision components and equipment. These products are used in a variety of markets including: alternative energy (Solar and Wind), medical, nuclear, defense, industrial, and aerospace to name a few. TechPrecision’s goal is to be an end-to-end global service provider to its customers by furnishing customized and integrated “turn-key” solutions for completed products requiring custom fabrication and machining, assembly, inspection and testing. To learn more about the Company, please visit the corporate website at http://www.techprecision.com. Information on the Company’s website or any other website does not constitute a part of this press release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes,” expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including recurring operating losses and the availability of appropriate financing facilities impacting our ability to continue as a going concern,  our ability to change the composition of our sales and effectively reduce operating expenses, the Company’s ability to generate business from long-term contracts rather than individual purchase orders, its dependence upon a limited number of customers, its ability to successfully bid on projects, and other risks discussed in the company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

-- Financial tables follow --

TECHPRECISION CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2014	2013	2014	2013
Net sales	$3,510,842	$5,167,374	$14,311,895	$17,459,861
Cost of sales	3,169,456	4,394,703	12,884,553	15,539,675
Gross profit	341,386	772,671	1,427,342	1,920,186
Selling, general and administrative	705,059	1,434,151	3,243,968	4,688,720
Loss from operations	(363,673)	(661,480)	(1,816,626)	(2,768,534)
Other income (expense), net	136	(16,017)	(1,023)	(16,584)
Interest expense **	(582,202)	(80,802)	(1,200,796)	(218,575)
Interest income	21	619	96	3,438
Total other expense, net	(582,045)	(96,200)	(1,201,723)	(231,721)
Loss before income taxes	(945,718)	(757,680)	(3,018,349)	(3,000,255)
Income tax benefit (related to OCI reclassification)	--	--	(152,792)	--
Net Loss	$(945,718)	$(757,680)	$(2,865,557)	$(3,000,255)
Net loss per share (basic and diluted)	$(0.04)	$(0.04)	$(0.12)	$(0.15)
Weighted average number of shares outstanding (basic and diluted)	24,669,958	20,269,795	24,447,736	20,061,558

**  Includes reclassification from other comprehensive income for cash flow hedges of ($0) and ($246,668)
      and non-cash interest expense of ($251,417) and ($573,834) for the three and nine month periods in fiscal 2015, respectively

.

TECHPRECISION CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2014	March 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$1,278,667	$1,086,701
Accounts receivable, less allowance for doubtful accounts of $25,010 at December 31, 2014 and March 31, 2014	2,060,211	2,280,469
Costs incurred on uncompleted contracts, in excess of progress billings	3,189,466	5,258,002
Inventories- raw materials	222,441	293,326
Income taxes receivable	8,062	8,062
Current deferred taxes	991,096	991,096
Other current assets	675,510	461,245
Total current assets	8,425,453	10,378,901
Property, plant and equipment, net	5,909,830	6,489,212
Other noncurrent assets, net	76,204	105,395
Total assets	$14,411,487	$16,973,508

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$1,775,244	$2,888,385
Trade notes payable	205,058	--
Accrued expenses	3,345,187	3,893,028
Deferred revenues	1,178,114	1,461,689
Short-term debt	2,250,000	4,169,771
Current portion of long-term debt	933,481	--
Total current liabilities	9,687,084	12,412,873
Long-term debt, including capital lease	2,796,187	38,071
Noncurrent deferred taxes	991,096	991,096

Stockholders’ Equity:
Preferred stock- par value $.0001 per share, 10,000,000 shares authorized, of which 9,890,980 are designated as Series A Preferred Stock, with 1,927,508 and 2,477,508 shares issued and outstanding at December 31, 2014 and March 31, 2014, respectively (liquidation preference of $549,340 and $706,090 at December 31, 2014 and March 31, 2014)	524,210	644,110
Common stock -par value $.0001 per share, 90,000,000 shares authorized, with 24,669,958 and 23,951,004 shares issued and outstanding at December 31, 2014 and March 31, 2014, respectively	2,467	2,395
Additional paid in capital	6,421,497	6,105,211
Accumulated other comprehensive income (loss)	19,654	(55,097)
Accumulated deficit	(6,030,708)	(3,165,151)
Total stockholders’ equity	937,120	3,531,468
Total liabilities and stockholders’ equity	$14,411,487	$16,973,508

TECHPRECISION CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended December 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,865,557)	$(3,000,255)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	633,741	682,426
Loss on sale of equipment	--	882
Amortization of debt issue costs	177,771	40,099
Stock based compensation expense	196,458	285,798
Provision for contract losses	(589,392)	254,678
Changes in operating assets and liabilities:
Accounts receivable	220,258	1,930,882
Costs incurred on uncompleted contracts, in excess of progress billings	2,068,537	947,745
Inventories – raw materials	70,586	4,075
Other current assets	(214,294)	(136,473)
Other noncurrent assets	105,395	--
Accounts payable	(908,083)	(1,522,311)
Accrued expenses	116,290	(801,873)
Deferred revenues	(283,575)	3,137,815
Net cash (used in) provided by operating activities	(1,271,865)	1,823,488

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(54,096)	(54,343)
Net cash used in investing activities	(54,096)	(54,343)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings of debt	6,400,000	--
Repayment of debt	(4,628,174)	(1,098,979)
Deferred loan costs	(253,975)	--
Net cash provided by (used in) financing activities	1,517,851	(1,098,979)
Effect of exchange rate on cash and cash equivalents	76	1,370
Net increase in cash and cash equivalents	191,966	671,536
Cash and cash equivalents, beginning of period	1,086,701	3,075,376
Cash and cash equivalents, end of period	$1,278,667	$3,746,912

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